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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[_] CONFIDENTIAL, FOR USE OF THE
    COMMISSION ONLY (AS PERMITTED BY
    RULE 14A-6(E)(2))

[_] Definitive Proxy Statement

[_] Definitive Additional Materials

[X] Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                               CLARUS CORPORATION
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              (Name of Registrant as Specified In Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange
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Notes:





Reg. (S) 240.14a-101.

SEC 1913 (3-99)

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                       Clarus Sends Letter to Stockholders

                 Urges Stockholders to Vote FOR Clarus' Nominees

ATLANTA - April 30, 2002 -- Clarus Corporation (Nasdaq: CLRS) today sent the following letter to its stockholders:

Dear Fellow Clarus Stockholder:

     As you may know, a group of dissident stockholders comprised of Warren Kanders, Burtt Ehrlich and Nicholas Sokolow (collectively, the "Dissidents") have announced that they intend to solicit proxies for their election as directors at your Company's upcoming Annual Meeting of Stockholders. Your Board of Directors unanimously recommends that you do not support the Dissidents' nominees. We urge you to vote your shares FOR Clarus' nominees by signing, dating and returning the enclosed WHITE proxy card today. DO NOT return any green proxy card sent to you by the Dissidents - even as a protest vote against them.

                   CLARUS AND ITS MANAGEMENT TEAM ARE CREATING
                   SHAREHOLDER VALUE AND IMPROVING OPERATIONS

During the past five months, in response to the challenges facing Clarus and the software industry as a whole, your Board and management have been pursuing a business plan designed to enhance value for all Clarus stockholders. Since October 2001, your Board has been working closely with The Chasm Group, LLC, a leading strategic consulting firm specializing in the technology industry, to evaluate the strategic direction of the Company and our products, to assist Clarus in developing the Company's business plan and to enhance our strategic focus. Main aspects of this plan include:

o Continued Exploration of Strategic Alternatives. The Clarus Board has determined that the Company should retain a financial advisor to assist us in exploring and evaluating strategic alternatives. These alternatives include, among others, evaluating strategic partners that would enable Clarus to more rapidly achieve its growth and scale objectives and to become part of a larger organization with more critical mass and a more expansive platform.

o Aggressive Reduction of Operating Expenses. In order to preserve the Company's strong cash position and improve our operational and financial flexibility, the Company has completed a program to reduce employee headcount 57 percent with a target of breakeven on a pro forma basis by the end of 2002. In addition, our services and support businesses are already cash flow positive and are expected to remain profitable in 2002. We believe these decisive actions will enable Clarus to compete more effectively, continue to provide all of our customers and partners with industry-leading products and services, and deliver value to our stockholders.

o Significant Progress Towards Profitability. Over the past five quarters, Clarus has made progress toward profitability despite the challenging conditions faced by our industry. Clarus has already begun to realize the benefits of our cost-cutting initiatives and, together with our investments in product development and improved sales and marketing, we believe Clarus is positioned to achieve breakeven on a pro forma basis by the end of 2002.

o Continued focus on Clarus Sourcing, Procurement and SettlementTM products. We intend to continue our focus on driving sales of our sourcing, procurement and settlement products, directly and through selected channel partners. Clarus sourcing, procurement and settlement products are components of the emerging Supplier Relationship Management market and going forward we will continue to develop these products with the requirements of that market in mind.

o Management and Board. During the last 18 months Clarus has strengthened its management team and Board of Directors with the addition of Sean Feeney as Chief Operating Officer, who brings significant experience in management and sales from CheckFree Corporation, Dun & Bradstreet and Sales Technologies; Jim McDevitt as Chief Financial Officer, who has previous experience with Geac Computer Systems; and Tom Underhill as Vice President of Sales in EMEA, who has previous experience with Sterling Commerce, an e-commerce solution provider. Most recently, Craig Potts has joined Clarus as Vice President of Sales in the Americas. Craig has extensive sales and marketing experience, having held sales and sales management positions at IBM, Accenture, and TenFold. Also during this time we added strategy consultant Todd Hewlin to our Board of Directors. Todd Hewlin is currently a Managing Director at The Chasm Group, a consulting practice focused on helping high technology companies achieve market leadership positions for their core products and services.

                   THE CLARUS NOMINEES ARE THE RIGHT DIRECTORS
                   WITH THE RIGHT EXPERIENCE AT THE RIGHT TIME

     Your Board of Directors strongly believes that our three independent director nominees for re-election at the Annual Meeting of Stockholders - Todd Hewlin, Mark Johnson and Brady L. "Tripp" Rackley, III - are the most qualified to execute on Clarus' strategy and business plan and lead the Company through the current environment. Todd Hewlin, Managing Director at The Chasm Group, has served as a member of Clarus' Board since January 2002 and has over 12 years of experience helping technology companies develop and execute winning business strategies. Mark Johnson, President and CEO of e-RM Partners LLC, a venture capital company that invests in technology and electronic payment companies, has served as a member of Clarus' Board since July 1998. Mr. Johnson has also served in various capacities at CheckFree Corporation, a supplier of financial e-commerce services, software and related products, most recently as Vice Chairman, and served on the CheckFree Board for the past 17 years. Brady L. "Tripp" Rackley, III, an Entrepreneur in Residence at Noro-Moseley Partners, a venture capital firm, has served as a member of Clarus' Board since August 2000. Mr. Rackley was the Founder, Chairman and CEO of nFront, Inc., a provider of comprehensive outsourced solutions, which was acquired by Digital Insight Corp. in February 2000.

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     Each of the Company's nominees for re-election has extensive experience in the technology industry, including experience advising technology companies through evolving strategies, including acquisitions and divestitures. Each of our directors is fully committed to actively assisting Clarus' management to help ensure the Company's long-term success. In addition, six of the seven members of your Board of Directors (including the Company's three nominees) are independent directors committed to pursuing all reasonable alternatives to enhance value for all Clarus stockholders.

                   THE DISSIDENTS HAVE NO RELEVANT EXPERIENCE
                    AND OFFER NO PLAN FOR CLARUS STOCKHOLDERS

     We believe that the Dissidents have no interest in creating long-term value for Clarus' stockholders. We believe electing the Dissidents to the Clarus Board would disrupt, if not destroy, the progress that Clarus has achieved over the past five quarters and could create a split Board which could be harmful to the value of your Clarus investment. This is a critical time for the Company, both in terms of the current environment in our industry and the current stage of our strategic planning. We believe that continuity of leadership is critical to our ability to execute on our new and ongoing initiatives. Consider what the Dissidents are offering you and then decide for yourself:

o The Dissidents' nominees have NO EXPERIENCE in the technology industry. The Dissidents do not have any experience in the technology industry and do not offer the Clarus stockholders the necessary expertise or insight into the unique strategic and operational issues faced by a provider of e-commerce solutions. The Dissidents' nominees only have experience on the boards of directors of a manufacturer of body armor for law enforcement personnel, a manufacturer of eyecare products, and a manufacturer of foot orthotics and gait-related products.

o The Dissidents are SHORT-TERM speculators who have little understanding of Clarus -- having purchased all of their Clarus shares during the last two months. The Dissidents have only been Clarus stockholders for two months, which raises doubt as to their intent to build long-term value for all of Clarus' stockholders as opposed to pursuing their own self-serving interests.

o The Dissidents OFFER NOTHING to the Clarus stockholders. To date, the Dissidents have not presented the Clarus stockholders with any value-enhancing proposal. The Dissidents have only suggested initiatives which were either ongoing at the Company long before they acquired their Clarus shares or have already been adopted by your Board. More importantly, the Dissidents lack the experience of our nominees in evaluating and implementing the Company's business plan under the adverse industry-wide business conditions faced by the Company.

o The Dissidents were invited to meet with Clarus management but have not done so. Contrary to the Dissidents' claims, several weeks ago we invited the Dissidents to meet with us to discuss any strategic initiatives that they recommend we consider. To date, they have not accepted our invitation.

     We believe that Clarus' stockholders require a Board that has direct operational experience in the software industry and a thorough understanding of Clarus' markets, products and strategies to recognize and maximize Clarus' opportunities and execute the Company's business strategy. We believe that the Dissidents' experience in unrelated industries does not qualify them to serve on your Board of Directors.

                     YOUR BOARD OF DIRECTORS RECOMMENDS THAT
                  ALL CLARUS STOCKHOLDERS SIGN, DATE AND RETURN
          THE ENCLOSED WHITE PROXY CARD TODAY TO VOTE FOR THE ELECTION
                            OF YOUR BOARD'S NOMINEES

            WE URGE YOU TO DISCARD ANY GREEN PROXY CARD AND ANY OTHER
              MATERIALS THAT MAY BE SENT TO YOU BY THE DISSIDENTS

     Clarus' Board of Directors unanimously recommends that you vote FOR the Board's nominees. To vote your shares, please sign, date and return the enclosed WHITE proxy card and mail it promptly in the enclosed self-addressed, stamped envelope. Please do not return any green proxy card sent to you by the Dissidents.

                YOUR VOTE IS EXTREMELY IMPORTANT -- NO MATTER HOW
                        MANY OR HOW FEW SHARES YOU OWN.

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If your shares are registered in your own name, please sign, date and mail the enclosed WHITE Proxy Card to Georgeson Shareholder Communications Inc. in the self-addressed, stamped envelope provided today.

If your shares are held in the name of a brokerage firm, bank nominee or other institution, please sign, date and mail the enclosed WHITE Proxy Card in the self-addressed, stamped envelope provided.

After signing the enclosed WHITE Proxy Card do not sign or return any green proxy card sent to you by the Dissidents. Remember - only your latest dated proxy will determine how your shares are to be voted at the meeting.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor.

                [GEORGESON SHAREHOLDER COMMUNICATIONS INC. LOGO]

                           17 State Street, 10th Floor
                               New York, NY 10004
                        Banks and Brokers (212) 440-9800
                   Stockholders Call Toll Free (866) 219-9662

     As always, we will keep you informed as events unfold in the coming weeks. In the meantime, you can best protect your investment by voting on the enclosed WHITE proxy card today.

     Thank you for your continued support.

                            On behalf of your Board of Directors,


                            Stephen P. Jeffery
                            Chairman

     This letter contains certain forward-looking statements related to our future results, including certain projections regarding profitability and business trends. Assumptions relating to forward-looking statements involve judgements with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. When used in this letter, the words "intend," "believe" and "expect" and similar expressions are intended to identify forward-looking statements. In light of the significant uncertainties inherent in the forward looking information included in this letter, you should not regard the inclusion of such information as our representation that we will achieve any strategy, objectives or other plans.

About Clarus

     Atlanta-based Clarus Corporation (NASDAQ: CLRS, www.claruscorp.com) delivers applications that help companies dramatically reduce costs by driving the inefficiencies out of the end-to-end procurement process - from sourcing, to procurement, to settlement. The Clarus solutions are designed for rapid production deployment at the lowest total cost of ownership. Clarus products are built exclusively on the Microsoft.NET platform, making them easy to implement, manage, and integrate with existing IT infrastructures. Clarus solutions have garnered many prestigious awards, including Microsoft's 2000 Global eCommerce Solution of the Year. Clarus solutions are deployed globally at customer sites including: BarclaysB2B, the Burlington Northern and Santa Fe Railway Company, Cox Enterprises, MasterCard International, Union Pacific Corporation, Smurfit-Stone Container Corporation, Parsons Brinckerhoff, and Wachovia Corporation.

In connection with its upcoming Annual Meeting of Stockholders, the Company filed a definitive proxy statement with the Securities and Exchange Commission (the "SEC") on April 29, 2002. CLARUS STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. Detailed information regarding the names, affiliation and interests of individuals who may be deemed participants in the solicitation of proxies from Clarus stockholders is contained in the definitive proxy statement. Investors and security holders may obtain a free copy of the definitive proxy statement, any amendments thereto and other documents filed by Clarus with the SEC for free at the SEC's Internet website at www.sec.gov. Stockholders of Clarus may also obtain free copies

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of the definitive proxy statement and other documents filed by Clarus in connection with the Annual Meeting by directing a request to: Clarus Corporation at 3970 Johns Creek Court, Suwanee, Georgia 30024, Attention: Kevin Acocella, email: Investor_Relations@claruscorp.com.